UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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AOL Inc.
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May 2, 2012

Dear Fellow Stockholder:

Since AOL became an independent public company in late 2009, AOL’s Board of Directors (“Board”) and senior management have successfully charted a new strategic and financial course for the Company. This new approach has significantly improved AOL’s results, enhanced the prospects for sustained growth, and created value for all stockholders.

You now face an important decision about the future of your investment in the Company. At our Annual Meeting of Stockholders on June 14, 2012, Starboard Value L.P. (“Starboard”), an AOL stockholder, is seeking to elect its own slate of three Director candidates to your Board in order to advance its own interests. We urge you to continue to support the AOL Board and our strategy for success.

Your vote is important in this election, and we urge you to vote so that your voice is heard. To elect the AOL Board’s nominees, we encourage you to vote today by telephone, by Internet, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope.

AOL HAS BEEN SUCCESSFULLY IMPLEMENTING ITS CLEAR STRATEGY TO

DELIVER LONG-TERM STOCKHOLDER VALUE

•

We have STREAMLINED our operations by reducing annual costs by approximately $500 million prior to investment in areas of strategic focus, reducing headcount by 37%, ending unfavorable distribution deals and exiting unprofitable markets.

•

We have MONETIZED our patent portfolio by entering into a definitive agreement with Microsoft Corporation (“Microsoft”) to sell over 800 patents and license 300 additional patents and patent applications for $1.056 billion in cash in a tax efficient transaction.

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We have RETURNED capital to stockholders by buying back more than 12% of our outstanding shares since August 2011, and have committed to return a significant portion of the proceeds of the almost $1.1 billion patent sale.

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We have ENHANCED the consumer experience offered by our products by significantly reducing the number of advertisements on our pages, introducing industry-changing offerings like Project Devil, by investing in high-growth opportunities like The Huffington Post, goviral and Patch, by improving our search product, and by tailoring our Subscription service to our customers’ needs through curated service bundles and

•

We have FOCUSED our product portfolio by investing in key destination brands, including AOL.com, The Huffington Post, Moviefone, DailyFinance, Stylelist, Engadget and TechCrunch, while outsourcing non-core content such as Sports, Health and Real Estate Listings.

Our strategy has positioned the Company to succeed in a digital landscape that is still being formed. AOL has developed a premier portfolio of online brands. On a monthly basis, our brands serve the needs of more than 200 million consumers around the world and we have a full-service suite of advertising products that allows our thousands of advertising partners to reach meaningful audiences at scale. We believe our strategy has positioned AOL for success today and in the future of the digital media space. Our strategy is working, has created significant stockholder value, and will create even more stockholder value over the long term—if YOU, by supporting the AOL Board, allow that strategy to proceed.

AOL’S STRATEGY IS WORKING, GENERATING IMPROVED RESULTS AND

POSITIONING THE COMPANY FOR GROWTH

AOL ended 2011 with our best relative performance as a Company in the past five years with advertising revenue growing once again for the first time since 2008, with significant improvements in legacy revenue streams and with substantial cost reductions. As a result, the Company is well on its way to achieving its goal of total company revenue and adjusted operating income before depreciation and amortization (“Adjusted OIBDA”) growth in 2013. Our improved results demonstrate the significant progress we have made in executing our strategy.

•

We have ACHIEVED revenue growth in global display revenue for the first time since 2007 in the first quarter of 2011 and grew global display revenue year-over-year in each quarter of 2011 and by 15% in the fourth quarter of 2011.

•	We have ATTAINED four consecutive quarters of year-over-year revenue growth in search on AOL.com and three consecutive quarters of year-over-year revenue growth in Third Party Network revenue.

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We have ACCOMPLISHED significant improvements in key metrics in the fourth quarter of 2011, including a double-digit growth rate in video revenue, video ad impressions, Project Devil advertisers and revenue, and a triple-digit growth rate in local traffic, advertisers, ad impressions and revenue.

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We have PRODUCED substantial progress in moderating the decline in subscription revenues, with the first sequential growth in subscription revenues since 2006 occurring in the fourth quarter of 2011 and

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We have REALIZED two consecutive quarters of sequential Adjusted OIBDA growth through the fourth quarter of 2011 and the first increase in free cash flow year-over-year since the first quarter of 2009.

AOL is investing in high-growth areas, such as Patch. Patch offers a flexible and powerful solution connecting national, regional and local advertisers with highly-engaged, hyper-local audiences on one platform. The opportunity for local online advertising is massive and growing, with the market expected to increase to $38.5 billion by 2016 (BIA/Kelsey, March 2012). As part of our strategy to leverage our existing competencies in this area by growing consumer traffic to Patch sites and then implementing a scaled monetization plan, we have established more than 850 individual Patches and we are now focusing on increasing the monetization of those Patches. We believe this strategy is working, as Patch ended the fourth quarter of 2011 with triple-digit year-over-year revenue growth and approximately 6,500 advertisers. Furthermore, as of March 2012, Patch had already sold advertising equivalent to over 80% of its revenue for the entire year in 2011, illustrating that the growth witnessed in the fourth quarter has continued into 2012. We expect to remain on this rapid trajectory of revenue growth and assuming that trend sustains and is coupled with expense control and continued strong consumer engagement, we will maintain our course to take advantage of this opportunity. We believe Patch is exceptionally positioned to grow in the local space and we believe it will yield meaningful returns for our shareholders in the years to come.

THE BOARD HAS TAKEN ACTIONS THAT HAVE DELIVERED SIGNIFICANT

STOCKHOLDER VALUE

The Board has a clear and consistent pattern of unlocking significant stockholder value and has increased our cash position from $100 million as of December 31, 2009 to more than $400 million as of December 31, 2011:

•	In 2010, we DELIVERED $650 MILLION in stockholder value by divesting non-core assets, such as Bebo, buy.at, DMS, ICQ and certain real estate properties.

•	In 2011, we INITIATED A $250 MILLION stock repurchase authorization and

•	Now, in 2012, we will GENERATE OVER $1 BILLION in stockholder value from the Microsoft patent transaction, and we intend to return a significant portion of these proceeds to our stockholders.

Our Board is committed to creating stockholder value and nowhere was this more evident than on April 9, 2012, when AOL announced that it had entered into a definitive agreement with Microsoft to sell over 800 patents and license 300 additional patents and patent applications for almost $1.1 billion in cash. The structure of this tax-efficient transaction, with a combined sale and licensing agreement, allows AOL to monetize its valuable patent portfolio without selling the Company’s foundational patents that span core and strategic technologies. The patent transaction represented the culmination of a process of exploring ways to monetize intellectual property that began in October 2011 and was the result of a robust auction process.

AOL will return a significant portion of the sale proceeds from the patent transaction to stockholders. Having unlocked the value of the Company’s patent portfolio for stockholders, AOL intends to return a significant portion of the proceeds to stockholders and we will determine the method to do so prior to the closing of the patent transaction. The current Board and management of AOL have a track record of actively returning capital to stockholders, with the Company having repurchased more than 12% of its shares outstanding since August 11, 2011.

AOL’S STOCK PRICE HAS APPRECIATED AS THE MARKET HAS RECOGNIZED

THE COMPANY’S ACCOMPLISHMENTS

As AOL’s stock price has appreciated, it has outperformed the Company’s peers. Our strategy has delivered improved performance and our stock price has increased. AOL’s stock price has appreciated approximately 144.6% from its 2011 low and 65.6% year-to-date through April 20, 2012. Even before the recent significant increase due to the patent transaction, AOL’s stock performance through April 5, 2012 represented a 80.2% increase from its 2011 low and a 22.0% increase year-to-date. Furthermore, AOL’s stock price has outperformed the market over the last 12 months, appreciating 25.3% relative to (1.3)% and 7.1% returns for the S&P Midcap 400 index and NASDAQ Composite index, respectively. Our stock price also outperformed the market prior to the patent transaction, with our 22.0% increase year-to-date as of April 5, 2012 beating 12.0% and 18.2% returns for the S&P Midcap 400 index and NASDAQ Composite index, respectively. Your support will enable us to continue to pursue the strategy that has achieved these returns.

AOL’S BOARD IS EQUIPPED WITH EXPERIENCE HIGHLY RELEVANT TO OUR

STRATEGY, IS INDEPENDENT AND REPRESENTS THE INTERESTS OF ALL

STOCKHOLDERS

AOL’s Board has the experience, qualifications and diversity necessary to provide effective oversight and direction to the Company. All of AOL’s Directors have extensive executive and/or public company board experience in a variety of businesses that are highly relevant to oversight of AOL. These businesses include display advertising, marketing, journalism, digital media, television, finance and business development. Your Board has brought its substantial experience to bear through active engagement in AOL’s turnaround strategy to create value for stockholders, with members holding or having held senior management or board positions at brand-name companies such as Amazon.com, Automatic Data Processing, Inc., CBS Corporation, Gilt Groupe, Inc., Google Inc., Kraft Foods Inc., The Proctor & Gamble Company, and respected organizations including the John S. and James L. Knight Foundation, and The Paley Center for Media, among many others.

AOL’s Board is independent and has a stockholder-friendly corporate governance structure that provides rigorous oversight of AOL’s strategic direction. Your Board consists of eight highly-qualified, annually elected Directors, seven of whom are independent. In addition, all five of the standing committees of the Board are comprised entirely of independent Directors and the Board has a Lead Independent Director to ensure effective and independent oversight of management. Because all of our Directors have joined the Board within the past three years, each member brings a fresh outside perspective.

The interests of AOL’s Board and management team are directly aligned with the interests of our stockholders. All of our Directors and senior executives own AOL stock. To ensure that the interests of senior executives are fully aligned with stockholders, the Company instituted stock ownership guidelines for AOL senior executives that encourage behaviors that have a positive influence on stock price appreciation and total stockholder return, and all executives are in full compliance. Additionally, AOL Directors and executive officers collectively hold almost 5% of AOL’s stock. Furthermore, cash compensation from performance bonuses for senior executives is almost entirely tied to Adjusted OIBDA and Free Cash Flow. In 2011, over 69% of our Chairman and CEO’s compensation and 78% of our other senior executives’ compensation was from equity and cash performance bonuses as the Company had its second sequential growth in Adjusted OIBDA in the fourth quarter of 2011 and saw Free Cash Flow grow year-over-year for the first time since the first quarter of 2009.

PROTECT YOUR INVESTMENT: SUPPORT YOUR BOARD’S EFFORTS TO ENHANCE STOCKHOLDER VALUE

VOTE THE WHITE PROXY CARD TODAY

AOL seeks your support in electing the Company’s eight highly qualified nominees and your Board unanimously recommends that stockholders vote “FOR” the Company’s experienced and highly qualified Director nominees: Tim Armstrong, Richard Dalzell, Karen Dykstra, Alberto Ibargüen, Susan Lyne, Patricia Mitchell, Fredric Reynolds and James Stengel.

Your vote is extremely important, no matter how many or how few shares you own. Whether or not you plan to attend the Annual Meeting, you have an opportunity to protect your investment in AOL by voting the WHITE proxy card. We urge you to vote today by telephone, by Internet, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided. Please do not return or otherwise vote any proxy card sent to you by Starboard. If you have any questions or need assistance voting your shares, please contact MacKenzie Partners, Inc., which is assisting us in connection with this year’s Annual Meeting, at 800-322-2885.

On behalf of your Board, we thank you for your continued support of AOL as we work to create a lasting business that provides stockholders with exceptional value.

Sincerely,

/s/

Tim Armstrong

Chairman and Chief Executive Officer

If you have any questions, require assistance in voting your shares, or need additional copies of AOL’s proxy materials, please call MacKenzie Partners at the phone numbers listed below.

105 Madison Avenue

New York, NY 10016

(212) 929-5500 (call collect)

Or

TOLL-FREE (800) 322-2885

About AOL

AOL Inc. (NYSE: AOL) is a brand company, committed to continuously innovating, growing, and investing in brands and experiences that inform, entertain, and connect the world. The home of a world-class collection of premium brands, AOL creates original content that engages audiences on a local and global scale. We help marketers connect with these audiences through effective and engaging digital advertising solutions.

From time to time, we post information about AOL on our investor relations website (http://ir.aol.com) and our official corporate blog (http://blog.aol.com).

Forward-Looking Statements

This letter may contain “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. Words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “will,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs about future events. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances. Except as required by law, we are under no obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in the “Risk Factors” section contained in our Annual Report on Form 10-K for the year ended December 31, 2011 (the “Annual Report”), filed with the Securities and Exchange Commission. In addition, we operate a web services company in a highly competitive, rapidly changing and consumer- and technology-driven industry. This industry is affected by government regulation, economic, strategic, political and social conditions, consumer response to new and existing products and services, technological developments and, particularly in view of new technologies, the continued ability to protect intellectual property rights. Our actual results could differ materially from management’s expectations because of changes in such factors. Achieving our business and financial objectives, including growth in operations and maintenance of a strong balance sheet and liquidity position, could be adversely affected by the factors discussed or referenced under the “Risk Factors” section contained in the Annual Report as well as, among other things: 1) changes in our plans, strategies and intentions; 2) continual decline in market valuations associated with our cash flows and revenues; 3) the impact of significant acquisitions, dispositions and other similar transactions; 4) our ability to attract and retain key employees; 5) any negative unintended consequences of cost reductions, restructuring actions or similar efforts, including with respect to any associated savings, charges or other amounts; 6) market adoption of new products and services; 7) the failure to meet earnings expectations; 8) asset impairments; 9) decreased liquidity in the capital markets; 10) our ability to access the capital markets for debt securities or bank financings; 11) the impact of “cyber-warfare” or terrorist acts and hostilities and 12) the approval of the patent transaction with Microsoft Corporation by antitrust authorities and the satisfaction of the other closing conditions to that transaction as well as to factors that could affect the manner, timing and amount of the return of any of the sale proceeds to AOL shareholders including the need for AOL to retain cash for its business or to satisfy liabilities, the tax treatment of the return of proceeds.

Additional Information

In connection with the solicitation of proxies, AOL has filed with the Securities and Exchange Commission, a definitive proxy statement and other relevant documents concerning the proposals to be presented at AOL’s 2012 Annual Meeting of Stockholders. The proxy statement contains important information about AOL and the 2012 Annual Meeting. In connection with the 2012 Annual Meeting, AOL has mailed the definitive proxy statement to stockholders. In addition, AOL files annual, quarterly and special reports, proxy statements and other information with the SEC. You are urged to read the proxy statement and other information because they contain important information about AOL and the proposals to be presented at the 2012 Annual Meeting. These documents are available free of charge at the SEC’s website (www.sec.gov) or from AOL at our investor relations website (http://ir.aol.com). The contents of the websites referenced herein are not deemed to be incorporated by reference into the proxy statement.

AOL and its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from AOL’s stockholders in connection with the election of directors and other matters to be proposed at the 2012 Annual Meeting. Information regarding the interests, if any, of these directors, executive officers and specified employees is included in the definitive proxy statement and other materials filed by AOL with the SEC.

May 2, 2012

Dear Fellow Stockholder:

At our Annual Meeting of Stockholders on June 14, 2012, you will have the opportunity to make an important decision regarding the future of your investment in the Company. At the meeting, Starboard Value L.P. (“Starboard”), an AOL stockholder, is seeking to elect its own slate of three Director candidates to your Board of Directors (the “Board”). Starboard is an “activist” hedge fund that became an AOL stockholder a short time ago. Despite the fact that AOL’s stock price has increased by more than 100% since Starboard first began to acquire its position, Starboard continues to advocate a short-sighted approach that would result in the effective liquidation of the Company by significantly weakening its product offering and attractiveness to advertisers, and has never offered any viable strategy or vision for the future of the Company. In what we are convinced is a blatant attempt to force that misguided approach upon AOL, Starboard has issued a barrage of materially false and misleading statements targeted at AOL’s stockholders as part of a campaign to elect their handpicked directors to AOL’s Board.

Starboard, and in particular its principal, Mr. Jeffrey Smith, have rebuffed AOL’s numerous efforts to avoid a destructive and expensive proxy fight. We believe that Starboard’s misleading proxy campaign not only prevents stockholders from making an informed vote at the Annual Meeting, but has created a destructive atmosphere for AOL and the long-term interests of all of its stockholders. It has become clear to us that Starboard’s and Mr. Smith’s increasingly vitriolic campaign to secure board representation and foist Starboard’s misguided strategy on AOL is not designed to benefit all of AOL’s stockholders generally, but to establish Mr. Smith’s bona fides as an “activist” investor and to garner him the publicity and prestige of a board seat at AOL.

Starboard’s clearly value-destructive and self-interested presence has not gone unnoticed. In an April 13, 2012 article titled Starboard’s activism turning off some AOL investors, Reuters reported that other large AOL stockholders have become increasingly frustrated with Starboard’s dissident slate and its escalating hostile tactics. As one stockholder was quoted as saying: “Starboard is proving to be a real distraction and they are potentially destroying value to some degree.”

AOL’S EFFORTS TO ENGAGE WITH STARBOARD AND AVOID A DAMAGING PROXY FIGHT HAVE BEEN CONSISTENTLY REBUFFED

Starboard is not a long-term AOL stockholder. Rather, it began to accumulate AOL stock beginning in September 2011 and now purports to hold 5.3% of AOL’s outstanding shares. On December 21, 2011, Starboard sent and publicly disclosed a letter to the Board, expressing the view that AOL’s shares were undervalued. Rather than presenting a reasoned strategy for driving stockholder value, Starboard’s letter simply criticized in conclusory fashion AOL’s long-term strategy and investments in content-based assets. Starboard claimed that the market placed little-to-no value on AOL’s media assets, purportedly as a result of continued operating losses in the Company’s supposed “Display business.”

Specifically, Starboard conceded that AOL’s access and search operations were highly profitable, but claimed that AOL’s supposed “Display business” would lose over $500 million in EBITDA in calendar year 2011, with $150 million of that amount purportedly driven by losses in AOL’s Patch operations. In fact, AOL has no “Display business” segment and Starboard’s creation of a profit/loss figure for the so-called “Display business” is a fiction, which we believe is designed to mislead AOL’s stockholders concerning the value of AOL’s content-based assets. AOL does indeed offer a full suite of display advertising solutions for its advertiser partners, including the innovative Project Devil, and these offerings are a part of the monetization of the extensive content that AOL and its brands produce. AOL does not break out profits for any such “Display business” or any other individual product line or service offering, nor is the Company managed in such a manner.

After receiving Starboard’s December 21, 2011 letter, AOL made several attempts to open a constructive dialogue with Starboard and to correct certain misconceptions that Starboard appeared to have about AOL’s business. On January 13, 2012, representatives of AOL, including Lead Independent Director Fredric Reynolds, CEO Tim Armstrong and CFO Artie Minson, met with Mr. Smith to discuss AOL’s business and strategy. During this meeting, the AOL representatives highlighted what we believed were a number of erroneous and misleading statements in Starboard’s December 21, 2011 letter, the most egregious of which was Starboard’s claim that AOL would lose over $500 million in its so-called “Display business” in 2011. As AOL’s representatives explained to Mr. Smith, that assertion was incorrect and based upon a misunderstanding of AOL’s business, since Starboard’s assumptions erroneously failed to allocate any of the supposed “Display business’s” costs to other parts of AOL’s business, notwithstanding that AOL’s content-based assets drive substantial revenue for those units. For example, while the Company’s access and search operations are, viewed in isolation, high margin, investments in content-based assets help to sustain access subscribers and to drive the traffic that generates AOL’s search revenues. Put simply, the Board and management believe that the number of access subscribers would be meaningfully negatively impacted if AOL did not have leading-edge content and services, and similarly the number of consumers using AOL for search would decline if there were no content drawing them to AOL’s sites.

Mr. Minson explained these considerations to Mr. Smith at the January 13 meeting. In response, Mr. Smith conceded that Starboard’s estimate of the supposed Display business’s losses was likely too high and failed to take into account the inter-dependence of AOL’s operations. Mr. Minson offered to provide Mr. Smith, on a confidential basis, more information on AOL’s business and profitability. Mr. Smith declined the offer.

AOL’s Lead Independent Director and senior management had additional meetings with Mr. Smith to hear his concerns. For example, at a meeting with Mr. Armstrong, Mr. Reynolds and others on February 7, 2012, Mr. Smith for the first time said that Starboard wanted to designate directors to the Board, including Mr. Smith himself. After the meeting, on February 10, 2012, in an effort to find a resolution to Starboard’s concerns and avoid a costly proxy fight, Mr. Reynolds told Mr. Smith that the Board would agree to nominate two independent directors that were mutually agreeable to AOL and Starboard. Rather than consider this reasonable proposal, Mr. Smith continued to demand that Starboard have direct representation on the Board — including Mr. Smith.

Mr. Reynolds explained to Mr. Smith that the Board did not think that it was in the best interest of AOL’s stockholders for the Board to include a Starboard representative. AOL’s directors firmly believed that the Board should include only those persons who, unlike Starboard, do not have pre-conceived, hardened views of the Company’s long-term strategy. Moreover, AOL’s directors felt that given Starboard’s, particularly Mr. Smith’s, prior comments about AOL’s management and Board, any Starboard representative would be a disruptive and distracting, rather than a value enhancing, presence on the Board.

On April 25, 2012, AOL made another attempt to reach a reasonable resolution with Starboard and was rebuffed once more. In an effort to avoid the costly and damaging proxy fight with Starboard, Mr. Reynolds reached out to Mr. Smith to offer a joint statement issued by the Company and Starboard with respect to the Company’s business plan and strategy in light of the suggestions made by Starboard. However, Starboard declined the offer and to date, the parties have not been able to reach an amicable resolution.

STARBOARD’S REACTION TO THE PATENT AGREEMENT ANNOUNCEMENT

DEMONSTRATES ITS SELF-INTEREST AND SHORT-SIGHTEDNESS

The self-interest of Starboard was on stark display in its reaction to the announcement on Monday, April 9, 2012 that AOL had reached a definitive agreement to sell a significant portion of its patent portfolio and license additional patents to Microsoft Corporation for nearly $1.1 billion in cash. AOL publicly stated that upon the closing of the transaction it planned to return a significant portion of the patent sale proceeds to AOL’s stockholders. AOL’s stock price rose over 40% to a 52-week high on this news, creating approximately $800 million in additional stockholder value. The reaction by industry analysts to the announcement was similarly and uniformly positive, with analysts noting that the patent sale would not only allow AOL to deliver substantial value to stockholders, but would also allow the company to focus on executing its strategy of being a leading global digital content and advertising platform.

Normally, such news would be a cause for all stockholders to celebrate. However, shortly after the market opened the next day, Starboard sent and publicly disclosed a letter to the Board claiming that the patent sale did “little to address our serious concerns with the Company’s poor operating performance and substantial losses in the Display business.” Starboard repeated what we believe is its false and misleading claim that AOL’s supposed “Display business” is currently losing over $500 million per year. Starboard’s actions proved to be value-destructive for AOL’s stockholders. The market responded by selling off AOL stock, thereby erasing tens of millions of dollars in shareholder value shortly following the public dissemination of Mr. Smith’s letter.

STARBOARD’S DESTRUCTIVE CAMPAIGN HAS BEEN BASED ON FALSE AND

MISLEADING STATEMENTS IN ITS PROXY MATERIALS

Starboard’s proxy solicitation materials, and in particular its preliminary and definitive proxy statements, continue Starboard’s disingenuous campaign against AOL’s Board and management by misrepresenting AOL’s financial condition and the events leading up to the proxy contest. Indeed, the proxy largely re-hashes the same erroneous statements repeatedly advocated in Starboard’s prior letters to the Board and in Starboard’s prior SEC filings.

Specifically:

•

The proxy states that “AOL’s Display business is currently losing over $500 million per year.” Despite being made aware of what we believe is the erroneous and misleading nature of its assertion regarding the so-called Display business, Starboard has repeatedly declined the opportunity to receive, on a confidential basis, information that would offer a more detailed view into the financial performance of AOL’s business, deciding instead to repeat its loss “estimates” in the “Display business” in an attempt to impugn AOL’s content-based growth strategy to support Starboard’s proxy campaign;

•

Starboard contends that AOL’s current management and Board have a history of poor capital allocation. However, to support this contention, Starboard largely relies on the claim that AOL spent $2.3 billion on acquisitions since 1999, long before the Board and current management team were in place, and during a period when AOL was wholly-owned by Time Warner. In fact, AOL’s current Board and management team have an exemplary capital management record, having divested non-core assets, generated substantial tax benefits and made substantial share repurchases during its tenure;

•

We believe Starboard’s proxy statements misleadingly suggest that Starboard was responsible for causing AOL to explore the sale of its patent portfolio and the ultimate patent sale agreement with Microsoft. In fact, as AOL publicly disclosed in its February 24, 2012 press release, AOL began exploring ways to monetize its intellectual property in October 2011, long before Starboard’s initial December 21, 2011 letter (which, in itself, never mentioned a patent portfolio monetization strategy) and public statements about the Company;

•

The proxy also wrongly suggests that AOL’s directors lack a substantial ownership interest in the Company, claiming that the directors collectively hold only 1.8% of the Company’s stock. We believe this contention is demonstrably false and is grounded in the mischaracterization that Tim Armstrong, AOL’s CEO, directly owns only 1.7% of AOL’s outstanding stock — mostly as a result of stock grants made in connection with AOL’s spin-off from Time Warner. In fact, Mr. Armstrong has acquired almost one million AOL shares on the open market and beneficially owns in total over 4% of AOL stock, making him one of AOL’s largest stockholders. As a result, AOL’s directors and executive officers in fact collectively hold almost 5% of AOL’s stock, an amount approximately equal to the percentage owned by Starboard.

Starboard’s proxy statements also contains what we believe are misleading statements with respect to AOL’s Patch operations, a focus of their complaints about AOL’s business model:

•

Starboard suggests that Patch is losing $150 million per year on a going-forward basis, thereby exaggerating the extent of Patch’s current losses to bolster its call for AOL to exit that business. In fact, AOL has previously publicly disclosed that 2011 was expected to be the high water mark for the Company’s investment in Patch and that it expected Patch’s financial performance to improve going forward.

•

Starboard also baselessly attempts to impugn the integrity of AOL’s CEO by suggesting that Mr. Armstrong has a conflict of interest with respect to Patch, since Mr. Armstrong was a founder of Patch. For example, the proxy states that “We believe [Mr. Armstrong’s] emotional and personal connection to Patch has clouded his judgment with regards to continuing to fund this money-losing venture.” Starboard, however, offered no factual foundation for the claim that Mr. Armstrong has an “emotional and personal” connection to Patch, nor do they provide anything to suggest that Mr. Armstrong’s prior involvement with Patch has “clouded his judgment.” In fact, the strategy to build Patch has been and continues to be reviewed and approved by AOL’s independent Board.

PROTECT YOUR INVESTMENT: SUPPORT YOUR BOARD’S EFFORTS TO

ENHANCE STOCKHOLDER VALUE

VOTE THE WHITE PROXY CARD TODAY

AOL seeks your support in electing the Company’s eight highly qualified nominees and your Board unanimously recommends that stockholders vote “FOR” the Company’s experienced and highly qualified Director nominees: Tim Armstrong, Richard Dalzell, Karen Dykstra, Alberto Ibargüen, Susan Lyne, Patricia Mitchell, Fredric Reynolds and James Stengel.

Your vote is extremely important, no matter how many or how few shares you own. Whether or not you plan to attend the Annual Meeting, you have an opportunity to protect your investment in AOL by voting the WHITE proxy card. We urge you to vote today by telephone, by Internet, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided. Please do not return or otherwise vote any proxy card sent to you by Starboard. If you have any questions or need assistance voting your shares, please contact MacKenzie Partners, Inc., which is assisting us in connection with this year’s Annual Meeting, at 800-322-2885.

On behalf of your Board, we thank you for your continued support of AOL as we work to create a lasting business that provides stockholders with exceptional value.

Sincerely,

/s/

Tim Armstrong
Chairman and Chief Executive Officer

If you have any questions, require assistance in voting your shares, or need additional copies of AOL’s proxy materials, please call MacKenzie Partners at the phone numbers listed below.

105 Madison Avenue

New York, NY 10016

(212) 929-5500 (call collect)

Or

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About AOL

AOL Inc. (NYSE: AOL) is a brand company, committed to continuously innovating, growing, and investing in brands and experiences that inform, entertain, and connect the world. The home of a world-class collection of premium brands, AOL creates original content that engages audiences on a local and global scale. We help marketers connect with these audiences through effective and engaging digital advertising solutions.

From time to time, we post information about AOL on our investor relations website (http://ir.aol.com) and our official corporate blog (http://blog.aol.com).

Forward-Looking Statements

This letter may contain “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. Words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “will,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs about future events. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances. Except as required by law, we are under no obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in the “Risk Factors” section contained in our Annual Report on Form 10-K for the year ended December 31, 2011 (the “Annual Report”), filed with the Securities and Exchange Commission. In addition, we operate a web services company in a highly competitive, rapidly changing and consumer- and technology-driven industry. This industry is affected by government regulation, economic, strategic, political and social conditions, consumer response to new and existing products and services, technological developments and, particularly in view of new technologies, the continued ability to protect intellectual property rights. Our actual results could differ materially from management’s expectations because of changes in such factors. Achieving our business and financial objectives, including growth in operations and maintenance of a strong balance sheet and liquidity position, could be adversely affected by the factors discussed or referenced under the “Risk Factors” section contained in the Annual Report as well as, among other things: 1) changes in our plans, strategies and intentions; 2) continual decline in market valuations associated with our cash flows and revenues; 3) the impact of significant acquisitions, dispositions and other similar transactions; 4) our ability to attract and retain key employees; 5) any negative unintended consequences of cost reductions, restructuring actions or similar efforts, including with respect to any associated savings, charges or other amounts; 6) market adoption of new products and services; 7) the failure to meet earnings expectations; 8) asset impairments; 9) decreased liquidity in the capital markets; 10) our ability to access the capital markets for debt securities or bank financings; 11) the impact of “cyber-warfare” or terrorist acts and hostilities and 12) the approval of the patent transaction with Microsoft Corporation by antitrust authorities and the satisfaction of the other closing conditions to that transaction as well as to factors that could affect the manner, timing and amount of the return of any of the sale proceeds to AOL shareholders including the need for AOL to retain cash for its business or to satisfy liabilities, the tax treatment of the return of proceeds.

Additional Information

In connection with the solicitation of proxies, AOL has filed with the Securities and Exchange Commission, a definitive proxy statement and other relevant documents concerning the proposals to be presented at AOL’s 2012 Annual Meeting of Stockholders. The proxy statement contains important information about AOL and the 2012 Annual Meeting. In connection with the 2012 Annual Meeting, AOL has mailed the definitive proxy statement to stockholders. In addition, AOL files annual, quarterly and special reports, proxy statements and other information with the SEC. You are urged to read the proxy statement and other information because they contain important information about AOL and the proposals to be presented at the 2012 Annual Meeting. These documents are available free of charge at the SEC’s website (www.sec.gov) or from AOL at our investor relations website (http://ir.aol.com). The contents of the websites referenced herein are not deemed to be incorporated by reference into the proxy statement.

AOL and its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from AOL’s stockholders in connection with the election of directors and other matters to be proposed at the 2012 Annual Meeting. Information regarding the interests, if any, of these directors, executive officers and specified employees is included in the definitive proxy statement and other materials filed by AOL with the SEC.